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                                  PRESS RELEASE




Niles, Illinois (November 30, 1995)

     Conquest Industries Inc. (Nasdaq, Symbol "CAIR") announced today that the Company will no longer honor requests to convert 10% Private Placement Notes due October 1, 1996 (the "Notes") into the Common Stock of the Company. This action has been taken by the Company in part because, due to the decline of the market price for the shares of Common Stock, the Company lacks sufficient unissued and unreserved shares to effect conversion of all the outstanding Notes. The Company intends to engage in a dialog with the holders of the Notes to seek a restructuring of the outstanding Notes.

     The Company is notifying its Selling Securityholders that they should cease using the Prospectus dated November 13, 1995 in connection with the sale of any securities of the Company. If the Company is successful in restructuring the Notes, the Registration Statement of which the Prospectus is a part will be appropriately amended or supplemented.

     The Company further stated that three of its six directors have resigned from the Board of Directors of the Company.

     Conquest Industries Inc. is a holding company. The events announced today should have no effect upon the operations of its operating subsidiaries Wico Corporation and Wico Gaming Supply Corp.

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